Filed pursuant to Rule 433
Registration No. 333-167672

FINAL TERM SHEET

Dated September 8, 2011

Issuer:	Landwirtschaftliche Rentenbank
Title of securities:	$1,500,000,000 1.875% Notes due 2018
Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding
Aggregate principal amount:	$1,500,000,000
Denomination:	$1,000 and multiples thereof
Settlement date:	September 15, 2011
Maturity date:	September 17, 2018
Interest:	1.875% p.a., payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention
Business Days:	TARGET, New York
Interest Payment Dates:	Every March 17 and September 17 of each year, commencing March 17, 2012
Issue price:	99.342%
Fees:	0.150%
Net proceeds:	$1,487,880,000
CUSIP:	515110BF0
ISIN Number:	US515110BF06

Joint Lead Managers:	Citigroup Global Markets Limited
Daiwa Capital Markets Europe Limited
HSBC Bank plc
J.P. Morgan Securities Ltd.
Co-Lead Managers:	None
Listing:	SIX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together the Offering Documentation) for free by searching the SEC online database at: www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Joint Lead Manager participating in the offering will arrange to send you the prospectus, which you may request by calling +1-212-834-4533.

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